EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus of Pioneer Natural Resources Company that is made a part of Amendment No. 1 to the registration statement (Form S-4 No. 333-191196) of Pioneer Natural Resources Company for the registration of 4,100,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2013, with respect to the consolidated financial statements of Pioneer Southwest Energy Partners L.P. and the effectiveness of internal control over financial reporting of Pioneer Southwest Energy Partners L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
November 7, 2013